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                                                                    EXHIBIT 24.1

                        CONSENT OF INDEPENDENT AUDITORS


     We consent to the inclusion of our report dated June 5, 1998 on our audits of the financial statements of Community Savings Bank, SSB as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997 in each of the Application to Convert a Mutual Savings Bank to a Stock Owned Savings Bank of Community Savings Bank, SSB and the Registration Statement (Form SB-2) and the related Prospectus of First Community Financial Corporation for the registration of shares of its common stock and to the reference to our firm under the caption "Experts".



                                    /s/ PricewaterhouseCoopers LLP

                                    PricewaterhouseCoopers LLP


Raleigh, North Carolina
January 20, 1999